Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

March 23, 2018

Dropbox, Inc.

333 Brannan Street

San Francisco, CA 94107

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Dropbox, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 13,031,978 shares of Class A common stock, par value $0.00001 per share (“Class A Common Stock”) and 13,031,978 shares of Class B common stock, par value $0.00001 per share (“Class B Common Stock”) reserved for issuance pursuant to the Company’s 2008 Equity Incentive Plan, (ii) 25,828,402 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2017 Equity Incentive Plan, (iii) 53,781,073 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2018 Equity Incentive Plan, and (iv) 4,136,832 shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2018 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A Common Stock and Class B Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.